UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2001

SOUTHWEST GAS CORPORATION
 (Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	1-7850 (Commission File Number)	88-0085720 (I.R.S. Employer Identification No.)

5241 Spring Mountain Road Post Office Box 98510 Las Vegas, Nevada (Address of principal executive offices)	89193-8510 (Zip Code)

Registrant’s telephone number, including area code: (702) 876-7237

Item 5. Other Events and Regulation FD Disclosure

     On September 24, 2001, Southwest Gas Corporation (Southwest) announced that Judge M. James Lorenz of the U.S. District Court for the Southern District of California gave final approval of a settlement with the lead shareholder representatives in the Klein shareholder class action lawsuit. The settlement covers those who purchased or held Southwest stock at any time during the period from December 14, 1998 through January 21, 2000.

     The settlement sets forth a range of potential payments to Southwest shareholders from $9.5 million to $27 million depending upon the occurrence of certain events. The settlement also provides that Southwest shareholders will support Southwest in pending litigation in the U.S. District Court of Arizona against Southern Union Company (Southern Union) and ONEOK, Inc. (ONEOK) which resulted from Southern Union’s and ONEOK’s conduct contributing to the failure of a merger between Southwest and ONEOK.

     On September 25, 2001, Southwest announced that Judge Roslyn Silver of the U.S. District Court for the District of Arizona issued an order dismissing Southern Union claims for lost profits against Southwest and its Chief Executive Officer, Michael O. Maffie. The Court also dismissed Southern Union lost profit claims against ONEOK. The Court denied motions by both Southwest and ONEOK to the extent Southern Union is seeking out of pocket expenses and punitive damages. A trial date of May 28, 2002 is currently scheduled.

     This report contains statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of Southwest could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, natural gas prices, the effects of regulation/deregulation, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, resolution of pending litigation, acquisitions and competition.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS CORPORATION

Date: September 28, 2001	/s/	ROY R. CENTRELLA

Roy R. Centrella Controller